EXHIBIT 99.2
Business Loan Agreement
Bank of America, N.A.
     This Agreement, dated as of September 10, 2008, is between BANK OF AMERICA, N.A. (the “Lender”) and KIRKLAND AVIATION, INC. (the “Borrower”).
1. TERM LOAN AMOUNT AND TERMS.
     1.1 Loan Amount. The Lender agrees to provide a term loan (the “Term Loan”) to the Borrower in the amount of $4,000,000.
     1.2 Availability Period. The Term Loan is available (the “Availability Period”) in one or more disbursements from the Lender between the date of this Agreement and September 10, 2009, unless an Event of Default has occurred and is continuing.
     1.3 Interest Rate.
     (a) LIBOR Fixed Rate. The principal balance of the Term Loan will bear interest at a rate per year equal to the LIBOR Fixed Rate plus one hundred and twenty-five (125) percentage points. The LIBOR Fixed Rate is subject to the following requirements:
     (i) The Interest Period (as hereinafter defined) during which the LIBOR Fixed Rate will be in effect will be one (1) month. The interest rate shall change on each Interest Rate Change Date (as hereinafter defined). The first day of the Interest Period must be a Banking Day (as hereinafter defined).
     (ii) For purposes hereof, the following terms shall have the meanings indicated:
     (a) “Interest Period” shall mean (A) initially, the period commencing on the date of disbursement of the Term Loan and ending the day immediately preceding the first Interest Rate Change Date or (B) subsequently, the period commencing any Interest Rate Change Date and ending on the day immediately preceding the next subsequent Interest Rate Change Date;
     (b) “Interest Rate Change Date” shall mean the first day of every month and remain fixed until the next Interest Rate Change Date. If the Interest Rate Change Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Interest Rate Change Date for that particular month will be the first banking day immediately following thereafter;
     (c) “LIBOR Fixed Rate” shall mean the rate of interest per annum equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Interest Rate Change Date at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the Interest Rate Change Date for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term of one month, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Lender. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.
     1.4 Repayment Terms.
     (a) Interest. The Borrower will pay interest on November 1, 2008, and then monthly thereafter on the first day of each month until payment in full of any principal outstanding under the Term Loan.
     (b) Principal. The Borrower will repay principal in 36 successive monthly installments of $23,810 starting October 1, 2010 and continuing thereafter on the first day of each month. On September 10, 2013 the Borrower will repay the remaining principal balance plus any interest then due.
     (c) Optional Prepayments. The Borrower may prepay the Term Loan in full or in part at any time in an amount not less than $10,000. Any prepayment will be applied to the installments of principal due under this Agreement in the inverse order of their maturities.
     (d) Mandatory Prepayment — Event of Loss. Upon the occurrence of an Event of Loss (as defined in the Aircraft Mortgage) with respect to the Aircraft, the Borrower will pay to the Lender, as a mandatory prepayment of the Term Loan, the Loss Value (as defined in the Aircraft Mortgage) to the extent and in the manner required by the terms of Sections 4.1 and 4.2 of the Aircraft Mortgage. Any prepayment will be applied to the installments of principal due under this Agreement in the inverse order of their maturities.
     (e) Effect of Prepayment on Interest Rate Swaps. Any prepayment of the Term Loan, whether voluntary or mandatory, may result in a termination of any interest rate swap agreements between Lender and Borrower and such termination could result in additional amounts owing from Borrower to Lender, as more specifically provided in such agreements to which reference should be made.
2. EXPENSES
     2.1 Expenses. The Borrower agrees to reimburse the Lender upon demand, whether or not any loan is made under this Agreement, for:
     (a) filing, recording and search fees, appraisal fees, title report fees, documentation fees, and other similar fees, costs and expenses incurred by the Lender.
     (b) Any expenses the Lender incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Lender’s in-house counsel.
     (c) The cost of periodic appraisals of the collateral securing this Agreement, at such intervals as the Lender may reasonably require. The appraisals may be performed by employees of the Lender or by independent appraisers. Unless an Event of Default has occurred and is continuing, the Borrower will not be required to pay for more than one appraisal in any calendar year.
     (d) Any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or any agreement or instrument required by this Agreement.

3. DISBURSEMENTS, PAYMENTS AND COSTS
     3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Lender, or by another means acceptable to the Lender.
     3.2 Disbursements and Payments. Each disbursement by the Lender will be made in immediately available funds and will be evidenced by records kept by the Lender. In addition, the Lender may, at its discretion, require the Borrower to sign one or more promissory notes. Each payment made by the Borrower will be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., central time, on the date called for under this Agreement at the Lender’s office at Bank of America Center Ste Fl 6, 700 Louisiana St., Houston, TX 77002-2700. Funds received on any day after such time will be deemed to have been received on the next Banking Day. Whenever any payment to be made under this Agreement is stated to be due on a day which is not a Banking Day, such payment will be made on the next succeeding Banking Day and such extension of time will be included in the computation of any interest.
     3.3 Telephone and Telefax Authorization.
     (a) The Lender may honor telephone or telefax instructions for advances or repayments given or purported to be given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.
     (b) The Borrower will indemnify and hold the Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Lender reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Lender and its officers, employees, and agents.
     3.4 Banking Days. Unless otherwise provided in this Agreement, a “Banking Day” is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Lender’s lending office is located. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.
     3.5 Additional Costs. The Borrower will pay the Lender, on demand, for the Lender’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the Term Loan in a manner determined by the Lender, using any reasonable method. The costs include the following:
     (a) any reserve or deposit requirements; and
     (b) any capital requirements relating to the Lender’s assets and commitments for credit.
     3.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
     3.7 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, advances under this Agreement will at the option of the Lender bear interest at a rate per annum which is 6% higher than the Lender’s Prime Rate. This will not constitute a waiver of any Event of Default. The “Prime Rate” is the rate of interest publicly announced from time to time by the Lender as its Prime Rate. The Prime Rate is set by the Lender based on various factors, including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Lender’s Prime Rate.

     3.8 Interest Compounding. At the Lender’s sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Lender’s Prime Rate plus 6%. This may result in compounding of interest.
4. COLLATERAL.
     4.1 Borrower’s Obligations. The Borrower’s obligations to the Lender under this Agreement will be secured by the Hawker Beechcraft Corporation B200GT aircraft (the “Aircraft”) referred to in the Mortgage. Security Agreement and Assignment (as hereafter amended, modified or replaced, the “Aircraft Mortgage”), between the Borrower and the Lender.
5. CONDITIONS
     The Lender must receive the following items, in form and content acceptable to the Lender, before it is required to extend any credit to the Borrower under this Agreement:
     5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and any Guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
     5.2 Governing Documents. A copy of the Borrower’s charter and bylaws.
     5.3 Good Standing. Certificates of good standing for the Borrower from its state of incorporation.
     5.4 Aircraft Mortgage. A signed original Aircraft Mortgage, together with a UCC-1 Financing Statement.
     5.5 Evidence of Priority. Evidence that security interests and liens in favor of the Lender are valid, enforceable, and prior to all others’ rights and interests, except those the Lender consents to in writing.
     5.6 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement and the Aircraft Mortgage.
     5.7 Guaranty. Continuing and Unconditional Guaranty signed by Carl T. Kirkland and Mary A. Kirkland, individuals residing in the state of Tennessee (the “Guarantor”).
     5.8 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Lender as required by the Section of this Agreement entitled “Fees and Expenses”.
     5.9 Other Items. Any other items that the Lender reasonably requires.
6. REPRESENTATIONS AND WARRANTIES
     When the Borrower signs this Agreement, and until the Lender is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.
     6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.
     6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

     6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
     6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
     6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.
     6.6 Financial Information. All financial and other information that has been or will be supplied to the Lender, including the Guarantor’s financial statement(s) dated as of December 31, 2007, is:
     (a) sufficiently complete to give the Lender accurate knowledge of the Borrower’s and the Guarantor’s financial condition including all material contingent liabilities.
     (b) in compliance with all government regulations that apply.
Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower or the Guarantor.
     6.7 Lawsuits. There is no lawsuit, tax claim or other dispute or proceeding pending or threatened against the Borrower, which, if lost, would impair the Borrower’s financial condition or ability to repay the Term Loan or the Borrower’s title to the Aircraft.
     6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.
     6.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
     6.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
     6.11 Income Taxes. The Borrower has filed all tax returns required to be filed and has paid, or made adequate provisions for the payment of, all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property. No tax liens have been filed and no material claims are being asserted with respect to any such taxes. The reserves on the books of the Borrower in respect of taxes are adequate. The Borrower is not aware of any proposed assessment or adjustment for additional taxes (or any basis for any such assessment) which might be material to the Borrower.
     6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.
     6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement or as otherwise required by the Aircraft Mortgage.
     6.14 Jurisdiction of Incorporation. The Borrower is incorporated under the laws of the State of Tennessee and the Borrower’s organizational identification number is 0251966. The Borrower’s exact legal name and chief executive office is correctly set forth on the signature pages hereof. The Borrower has not changed its legal name or form of organization or location in the last five (5) years.

     6.15 U.S. Citizenship. The Borrower is a citizen of the United States (as defined in 49 U.S.C. Section 40102(a)(15)) and is eligible to register the Aircraft with the Federal Aviation Administration pursuant to Part 47 of the Federal Aviation Regulations.
7. COVENANTS
     The Borrower agrees, so long as credit is available under this Agreement and until the Lender is repaid in full:
     7.1 Use of Proceeds. To use the proceeds of the Term Loan only for the purchase of additional shares of KIRKLAND’S INC. stock.
     7.2 Financial Information. To provide, or cause to be provided, the following financial information and statements and such additional information as requested by the Lender from time to time:
     (a) The financial information from each Guarantor pursuant to Section 16 of each respective Guaranty.
     (b) Such additional financial information regarding the Borrower or any Guarantor, pledgor, accommodation party or other obligor with respect to the loan as the Lender shall request.
With respect to any individual, the financial statements required above shall include a properly completed personal financial statement on the Lender’s form with all questions fully answered and all Schedules completed in their entirety, including all requested income/expense information, contingent liabilities disclosure; provided that, if the individual obligor other party uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Lender’s financial statement form is provided in lieu of using such form.
With respect to any corporation, limited liability company, partnership or other entity, the financial statements required above shall, in the case of the annual financial statements, be audited, compiled or reviewed by a certified public accountant satisfactory to Lender, as required by Lender and in the case of all other financial statements, shall be certified as true and correct by a duly authorized officer of such obligor.
     7.3 Other Debts. Not to have, or allow Guarantor to have outstanding or incur any direct or contingent liabilities (other than those to the Lender), or become liable for the liabilities of others without the Lender’s written consent. This does not prohibit:
     (a) Debts in existence on the date of this Agreement disclosed in the Guarantor’s financial statements dated December 31, 2007.
     (b) Additional debts which do not exceed a total principal amount in aggregate of $1,000,000 exclusive of residential mortgages.
     7.4 Other Liens. Not to create, assume, or allow, or allow Guarantor to create, assume or allow any security interest or lien (including judicial liens) on property the Borrower or Guarantor now or later owns, except:
     (a) Mortgages, deeds of trust and security agreements in favor of the Lender.
     (b) Liens for taxes not yet due.
     (c) Liens permitted by the Aircraft Mortgage.

     (d) Liens outstanding on the date of this Agreement disclosed in the Guarantor’s financial statements dated December 31, 2007.
     (e) Additional liens against the assets which secure indebtedness permitted by the preceding Section.
     7.5 Notices to the Lender. To promptly notify the Lender in writing of:
     (a) any lawsuit over $250,000 against the Borrower (or any Guarantor) or any of the Borrower’s (or any Guarantor’s) property.
     (b) any substantial dispute between the Borrower (or any Guarantor) and any government authority.
     (c) any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.
     (d) any material adverse change in the Borrower’s (or any Guarantor’s) financial condition or operations.
     (e) any change in the address of the Borrower’s principal residence.
     7.6 Inspections and Appraisals. To allow the Lender and its agents to inspect and appraise any of the collateral securing this Agreement and examine, audit and make copies of books and records concerning the collateral at any reasonable time. If any of the collateral, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections, appraisals or audits.
     7.7 Compliance with Laws. To comply with the laws, regulations, and orders of any government body with authority over the Borrower.
     7.8 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.
     7.9 Perfection of Liens. To help the Lender perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
     7.10 Cooperation. To take any action reasonably requested by the Lender to carry out the intent of this Agreement.
     7.11 Insurance.
     (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the Aircraft as required by the Aircraft Mortgage. Each insurance policy must be in an amount acceptable to the Lender. The insurance must be issued by an insurance company acceptable to the Lender and must name the Lender as loss payee.
     (b) General Business Insurance. To maintain insurance as is usual for the business the Borrower is in, including, but not limited to the insurance required by the Aircraft Mortgage.
     (c) Evidence of Insurance. Upon the request of the Lender, to deliver to the Lender a copy of each insurance policy, or, if permitted by the Lender, a certificate of insurance listing all insurance in force.

     7.12 Additional Negative Covenants. Not to, nor allow Guarantor to, without the Lender’s written consent:
     (a) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower’s or Guarantor’s assets.
     (b) sell, assign, lease, transfer or otherwise dispose of the Aircraft or any interest therein
     (c) transfer, in a calendar year, any of the Borrower’s, or any Guarantor’s, assets to a trust with an aggregate fair market value in excess of $250,000.
     (d) engage in any business activities substantially different from the Borrower’s present business.
     (e) liquidate or dissolve the Borrower’s business.
     (f) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, or become a partner in a partnership, a member of a joint venture or a member of a limited liability company.
8. DEFAULT
If any of the following events (“Events of Default”) occurs, the Lender may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay the entire Term Loan immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Lender has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Lender shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the Section entitled “Bankruptcy,” then the entire Term Loan outstanding under this Agreement will automatically be due immediately.
     8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.
     8.2 Lien Priority. The Lender fails to have an enforceable first lien (except for any prior liens to which the Lender has consented in writing) on or security interest in any property given as security for the Term Loan or any guaranty thereof.
     8.3 False Information. The Borrower (or any Guarantor) has given the Lender false or misleading information or representations.
     8.4 Death or Legal Incompetency. Any Guarantor dies or becomes legally incompetent.
     8.5 Bankruptcy. The Borrower (or any Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Guarantor), or the Borrower (or any Guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any Guarantor) is dismissed within a period of 45 days after the filing; provided, however, that the Lender will not be obligated to extend any additional credit to the Borrower during that period.
     8.6 Receivers; Termination. A receiver or similar official is appointed for the Borrower’s (or any Guarantor’s) business, or the business is terminated or any Guarantor is liquidated or dissolved.
     8.7 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any Guarantor), or the Borrower (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $250,000 or more in excess of any insurance coverage, provided that the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage.

     8.8 Government Action. Any government authority takes action that the Lender believes materially adversely affects the Borrower’s (or any Guarantor’s) financial condition or ability to repay the Term Loan.
     8.9 Material Adverse Change. A material adverse change occurs in the Borrower’s (or any Guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Term Loan.
     8.10 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Guarantor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Guarantor) or any of the Borrower’s related entities or affiliates has guaranteed in the amount of $250,000 or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.
     8.11 Default Under Related Documents. Any guaranty, subordination agreement, security agreement, mortgage, deed of trust, or other document required by this Agreement is violated or no longer in effect.
     8.12 Other Bank Agreements. The Borrower (or any Guarantor) or any of the Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Guarantor) or any of the Borrower’s related entities or affiliates has with the Lender or any affiliate of the Lender which continues beyond any applicable grace period, or demand is made by the Lender or any affiliate of the Lender on any obligation owing to the Lender or such affiliate under any other agreement the Borrower (or any Guarantor) or any of the Borrower’s related entities or affiliates has with the Lender or any affiliate of the Lender.
     8.13 Swap Default. An event occurs which gives the Lender or an affiliate of the Lender the right or option to terminate any swap contract entered into by the Borrower with the Lender or any such affiliate.
     8.14 Change of Ownership. The Guarantor(s) cease to own, directly or indirectly, 100% of the capital ownership of the Borrower.
     8.15 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article 8. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Lender or is otherwise known to the Borrower or the Lender.
9. ENFORCING THIS AGREEMENT; MISCELLANEOUS.
     9.1 Accounting Standards. Except as otherwise stated in this Agreement, all financial information provided to the Lender and all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of Guarantor’s financial statements dated December 31, 2007.
     9.2 Illinois Law. THIS AGREEMENT IS GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.
     9.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior consent. The Lender may sell participations in or assign the Term Loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.
     9.4 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     9.5 Administration Costs. The Borrower will pay the Lender for all reasonable costs incurred by the Lender in connection with administering this Agreement.
     9.6 Attorneys’ Fees. The Borrower shall reimburse the Lender for any reasonable costs and attorneys’ fees incurred by the Lender in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Lender is entitled to recover costs and reasonable attorneys’ fees incurred by the Lender related to the preservation, protection, or enforcement of any rights of the Lender in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Lender’s in-house counsel.
     9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
     (a) represent the sum of the understandings and agreements between the Lender and the Borrower concerning this credit; and
     (b) replace any prior oral or written agreements between the Lender and the Borrower concerning this credit; and
     (c) are intended by the Lender and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
     9.8 Indemnification. The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except for any such loss, liability, damages, judgments or costs arising directly from the Lender’s gross negligence or willful misconduct. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Lender. All sums due to the Lender hereunder shall be obligations of the Borrower, due and payable immediately without demand.
     9.9 No Future Commitment. The Borrower acknowledges that the Lender has made no commitment to extend any additional credit to the Borrower or to continue the credit provided hereunder after this Agreement expires or is terminated as provided herein.
     9.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.
     9.11 Headings. Article and Section headings are for reference only and will not affect the interpretation or meaning of any provisions of this Agreement.

     9.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, will be deemed an original but all such counterparts will constitute but one and the same agreement.
     9.13 Consent to Jurisdiction. To induce the Lender to accept this Agreement, the Borrower irrevocably agrees that, subject to the Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN CHICAGO, ILLINOIS, WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.
     9.14 Waiver of Jury Trial. THE BORROWER AND THE LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE LENDER OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.			KIRKLAND AVIATION, INC.

By:	/s/ Patricia Conroy		By:	/s/ Carl T. Kirkland

	Name:	Patricia Conroy		Name:	Carl T. Kirkland
	Title:	Assistant Vice President		Title:	President

Address where notices to the Lender are to be sent:			Address where notices to the Borrower are to be sent:

Bank of America Center Ste Fl 6 700 Louisiana St. Houston, Texas 77002-2700 Attention: David Creasey Facsimile No.: (713) 247-6027			106 High Point Road Jackson, Tennessee 38305 Attention: Carl T. Kirkland Facsimile No.: (______) ______-______

With a copy to:

477 South Third Street, Suite 200 Geneva, Illinois 60134 Attention: Corporate Aircraft Finance Division Facsimile No.: (630) 262-1249

(1)	USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

(2)	AFFILIATE SHARING NOTICE
From time to time the Bank may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”), including, but not limited to, the Bank of America Companies listed in notice #3 below. The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources.
If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates. The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences,” or (3) contacting the Obligor’s client manager or local banking center. To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number.
If the Obligor makes this election, certain products or services may not be made available to the Obligor. This request will apply to information from applications, consumer reports and other outside sources only. Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.

(3)	AFFILIATE MARKETING NOTICE — YOUR CHOICE TO LIMIT MARKETING
•	The Bank of America companies listed below are providing this notice #3.

•	Federal law gives you the right to limit some but not all marketing from all the Bank of America affiliated companies. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from all the Bank of America affiliated companies.

•	You may limit all the Bank of America affiliated companies, such as the banking, loan, credit card, insurance and securities companies, from marketing their products or services to you based upon your personal information that they receive from other Bank of America companies. This information includes your income, your account history, and your credit score.

•	Your choice to limit marketing offers from all the Bank of America affiliated companies will apply for at least 5 years from when you tell us your choice. Before your choice to limit marketing expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from all the Bank of America affiliated companies for at least another 5 years.

•	You may tell us your choice to limit marketing offers and you may tell us the choices for other customers who are joint account holders with you.

•	This limitation will not apply in certain circumstances, such as when you have an account or service relationship with the Bank of America company that is marketing to you.

•	For individuals with business purpose accounts, this limitation will only apply to marketing to individuals and not marketing to a business.

To limit marketing offers, contact us at 800.282.2884 Effective October 1, 2008 Bank of America Companies:

Banks and Trust Companies
Bank of America, N.A.
LaSalle Bank National Association
LaSalle Bank Midwest National Association

Credit Card
Bank of America Consumer Card Services, LLC
Bank of America
Fleet Credit Card Services, L.P.
Brokerage and Investments
BACAP Alternative Advisors, Inc.
Bank of America Capital Advisors LLC
Banc of America Investment Advisors, Inc.
Banc of America Investment Services, Inc.
Banc of America Securities LLC
LaSalle Financial Services, Inc.
U.S. Trust Hedge Fund Management, Inc.
UST Securities Corp.

Insurance and Annuities BA Insurance Services, Inc. Banc of America Agency of Texas, Inc. Banc of America Insurance Services, Inc., dba Banc of America Insurance Agency in New York State	Real Estate HomeFocus Services, LLC Administrative Services LaSalle Healthcare Administrative Services, LLC
General Fidelity Insurance Company General Fidelity Life Insurance Company LaSalle Financial Services, Inc.	Merchant Services BA Merchant Services, LLC LaSalle Merchant Services, LLC